For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES SECOND QUARTER EARNINGS

CORNELIA, GA. August 2, 2005, Habersham Bancorp (NASDAQ: HABC) reports second quarter earnings of $851,374 or $.29 per diluted share, an increase of 7.41%, compared to second quarter earnings of $802,330 or $.27 per diluted share in 2004.

Year-to-date net earnings for the six-month period ended June 30, 2005 was $ 1,557,450 or $.53 per diluted share, an increase of 35.90%, when compared to year-to date net earnings of $1,161,382 or $.39 per diluted share for the six-month period ended June 30, 2004. Included in net earnings of $1,161,382 for the six-month period ended June 30, 2004 was an after-tax gain of approximately $580,000 relating to Habersham Bank's sale of 7.18 acres of land located behind the Cornelia Office.

Total assets of $406 million at June 30, 2005 reflects an increase of $20 million or 5.18% from $386 million at December 31, 2004. Management reported this increase is primarily due to excess cash in federal funds sold, loan activity and purchases in the investment security portfolios of Habersham Bank

The Company’s stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc.; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	June 30,		June 30,
	2005	2004	2005	2004

Earnings Summary
Interest income	$5,993	$5,080	$11,556	$10,166
Interest expense	1,948	1,624	3,801	3,291
Net interest income	4,045	3,456	7,755	6,875

Provision for loan losses	120	120	240	283
Net interest income after provision for loan losses	3,925	3,336	7,515	6,592

Other income	747	1,739	1,571	2,489
Investment securities gains (losses), net	(13)	7	(30)	56
Other expense	3,488	3,953	6,912	7,585
Income before income tax expense	1,171	1,129	2,144	1,552

Income tax expense	320	327	587	391
Net earnings	$851	$802	$1,557	$1,161

Net earnings per share-basic	$.29	$.28	$.54	$.40

Net earnings per share-diluted	$.29	$.27	$.53	$.39

Weighted average number of common
shares outstanding	2,901,692	2,890,417	2,901,319	2,881,326

Weighted average number of common and common
equivalent shares outstanding	2,936,111	2,954,934	2,935,675	2,947,410

Cash dividends declared per common share	$.08	$1.07	$.16	$1.14

Balance Sheet Summary	June 30, 2005	December 31, 2004

Total Assets	$406,040	$385,933
Loans, net	281,325	277,137
Deposits	311,976	292,957
Shareholders’ Equity	49,008	48,006